As filed with the Securities and Exchange Commission on May 17, 2023

No. 333-263800

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1

to

FORM F-1 on

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Super Group (SGHC) Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Island of Guernsey	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Super Group (SGHC) Limited

Bordeaux Court, Les Echelons

St. Peter Port, Guernsey, GY1 1AR

Telephone: +44 (0) 14 8182-2939

(Address and telephone number of registrant’s principal executive offices)

Donald J. Puglisi

Puglisi & Associates

850 Library Avenue #204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, and telephone number of agent for service)

Copies to:

Justin Stock David Boles Brian Leaf Cooley (UK) LLP 22 Bishopsgate London, EC2N 4BQ, UK Telephone: +44 (0) 20 7583-4055	Martine Nathan General Counsel Super Group (SGHC) Limited Bordeaux Court, Les Echelons St. Peter Port, Guernsey, GY1 1AR Telephone: +44 (0) 14 8182-2939

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On March 23, 2022, the registrant filed a Registration Statement on Form F-1 (Registration No. 333-263800), as amended by Amendment No. 1 filed on June 7, 2022 and Amendment No. 2 filed on July 7, 2022, which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 14, 2022 (the “Registration Statement”).

The registrant is filing this Post-Effective Amendment No. 1 to: (i) to convert the Registration Statement on Form F-1 into a registration statement on Form F-3; and (ii) to remove from the Registration Statement: (a) all ordinary shares, no par value, issuable upon the exercise of public warrants that were listed on the New York Stock Exchange under the symbol “SGHC WS”; and (b) all ordinary shares issuable upon the exercise of private placement warrants that were previously outstanding. On December 12, 2022, the registrant completed a registered exchange offer relating to the public warrants and private placement warrants and subsequently mandatorily exchanged any public warrants and private placement warrants that remained outstanding for ordinary shares. As a result of these transactions, there are no longer any public warrants or private placement warrants outstanding. The information included in this filing updates and supplements the Registration Statement and the prospectus contained therein.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were previously paid in connection with the initial filing of the Registration Statement.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling shareholders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 17, 2023

Up to 467,983,032 Ordinary Shares

Super Group (SGHC) Limited

(a non-cellular company limited by shares incorporated and registered under the laws of the Island of Guernsey)

This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus or their permitted transferees (collectively, the “selling shareholders”) of up to 467,983,032 ordinary shares, no par value. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

The selling shareholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our ordinary shares are currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “SGHC.” The last reported sale price of our ordinary shares on May 16, 2023 was $3.70 per share.

These securities are being registered to permit the selling shareholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling shareholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of ordinary shares offered hereunder, the selling shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the securities offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “foreign private issuer” as defined under the Securities and Exchange Commission, or SEC, rules and are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.

Our business and an investment in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus, and under similar headings in any amendments or supplements to this prospectus and in the documents incorporated by reference into this prospectus, including our most recent Annual Report on Form 20-F.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated             , 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our securities. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

When the selling shareholders sell securities using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together with any additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before deciding to invest in any of the securities being offered. The information contained in this prospectus and any supplement to this prospectus, or incorporated by reference herein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are a company incorporated under the laws of the Island of Guernsey. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on this prospectus, the information incorporated or deemed to be incorporated by reference into this prospectus and any free writing prospectus prepared by us or on our behalf. Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the selling shareholders take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders are making an offer to sell the ordinary shares in any jurisdiction where the offer or sale is not permitted.

For investors outside the United States: neither we nor the selling shareholders have done anything that would permit the possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ordinary shares and the distribution of this prospectus outside the United States.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We and our subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but such references are not intended to indicate, in any way, that we or the owners thereof will not assert, to the fullest extent under applicable law, our or their rights to these trademarks, trade names and service marks.

MARKET AND INDUSTRY DATA

In this prospectus and the documents incorporated by reference into this prospectus, we present industry data, information and statistics regarding the markets in which we compete, as well as statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data. Such information is supplemented where necessary with our internal estimates, taking into account publicly available information about other industry participants and the judgment of our management where information is not publicly available.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are or may be forward-looking statements with respect to us, our industry and our business that involve substantial risks and uncertainties. All statements other than statements of historical factors contained in this prospectus, including statements regarding our future financial condition, results of operations and/or business achievements, including, without limitation, statements containing the words “believe,” “anticipate,” “expect,” “estimate,” “may,” “could,” “should,” “would,” “will,” “intend” and similar expressions are forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Such forward-looking statements involve unknown risks, uncertainties and other factors which may cause our actual results, financial condition, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to those described in the section of this prospectus titled “Risk Factors” and under similar headings in the documents incorporated by reference into this prospectus.

You should refer to the section of this prospectus titled “Risk Factors” and the documents incorporated by reference into this prospectus, including our most recent Annual Report on Form 20-F, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in or incorporated by reference into this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements that “we believe” and other similar statements reflect our belief and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherent uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents incorporated by reference into this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common shares, you should carefully read this entire prospectus, and any prospectus supplement, if any, including our financial statements and the related notes and other documents incorporated by reference into this prospectus, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Super Group,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to Super Group (SGHC) Limited and its consolidated subsidiaries.

Overview of Our Business

We are a leading global online sports betting and gaming operator. Our mission is to responsibly provide first-class entertainment to the worldwide online betting and gaming community. Our strategy for achieving this is built around three key pillars:

1.	Expanding its global footprint into as many commercially feasible regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

Our subsidiaries are licensed in over 24 jurisdictions and collectively we manage approximately 3,900 employees. During 2022, on average, over 2.8 million customers per month yielded in excess of €2.6 billion in wagers per month. During 2022, total wagers amounted to €30.8 billion. Our business generated €1.3 billion of net gaming revenue during 2022 in different geographic regions, including the Americas, Europe, Africa and the Middle East and the rest of the world, such regions accounting for approximately 45%, 12%, 21% and 22%, respectively, during the year.

Our global online sports betting and casino gaming services are delivered to customers by way of two primary product offerings:

•	Betway, a single-brand premier online sports betting offering, and

•	Spin, a multi-brand online casino offering.

Betway is our single-brand online sports betting offering with a global footprint derived from licenses to operate throughout Europe, the Americas and Africa. The brand is sports-led but also offers casino games. Betway seeks to continue to grow brand awareness, including through an expanding portfolio of partnerships and collaborations with sports teams and leagues worldwide. Betway has more than 60 such arrangements and is actively negotiating for further expansion.

Spin is our multi-brand online casino offering. Spin’s diverse portfolio of 16 casino brands is designed to be culturally relevant across the globe while aiming to offer a wide range of casino products. Spin seeks to achieve growth through a broad range of targeted marketing channels in which we believe an expansive brand portfolio will be a significant asset. On September 1, 2022, we expanded the Spin portfolio by acquiring a majority stake in Jumpman Gaming Limited. Jumpman is a multi-brand B2C casino operator which runs off proprietary technology and also supplies a number of white label brand partners, with a focus on a more recreational segment of the market than Betway and Spin. Across its entire business, Jumpman operates approximately 200 brands and generates almost all of its revenue from the UK.

As part of our efforts to further expand our global footprint, in January 2023, we acquired Digital Gaming Corporation Limited (“DGC”), which is the parent of Digital Gaming Corporation USA (“DGC USA”), which holds the exclusive license to use the Betway brand in the United States. DGC USA has already secured market access in an initial 13 regulated or expected-to-be regulated states in the United States, and its acquisition will enable us to penetrate and leverage our capabilities in these new markets.

Following Betway’s global expansion, we have, in certain circumstances, licensed the brand to third parties in certain jurisdictions where licensees are in a better position to capture market opportunity while taking advantage of the global brand, in consideration for a license fee.

Business Combination and Reorganization

On April 23, 2021, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Sports Entertainment Acquisition Corp., a Delaware corporation, SGHC Merger Sub, Inc., and Sports Entertainment Acquisition Holdings LLC (the “Business Combination”). Pursuant to the Business Combination Agreement, subject to the terms and conditions therein, prior to the closing of the Business Combination (the “Closing”), our predecessor entity and current subsidiary SGHC Limited underwent a pre-closing reorganization wherein all existing shares of SGHC Limited were exchanged for newly issued ordinary shares of Super Group (SGHC) Limited. SGHC Limited was deemed the accounting predecessor and Super Group (SGHC) Limited has become the successor registrant with the SEC, meaning that SGHC Limited’s financial statement periods preceding the Business Combination are now disclosed in our periodic reports filed with the SEC following the Closing on January 27, 2022.

Warrant Exchange and Consent Solicitation

On December 14, 2022, we closed an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to our outstanding (i) public warrants to purchase ordinary shares, no par value, and (ii) private placement warrants to purchase ordinary shares (the “private placement warrants” and, together with the public warrants, the “warrants”). The Consent Solicitation solicited consents from holders of the warrants to amend the warrant agreement that governed the warrants (such amendment, the “Warrant Amendment”). We issued 5,595,748 ordinary shares in exchange for the public warrants tendered in the Offer. We also exercised our rights, in accordance with the terms of the Warrant Amendment, to (i) to exchange all remaining untendered public warrants for ordinary shares at a ratio of 0.225 ordinary shares per public warrant and (ii) to cancel any remaining private placement warrants for no consideration, following which no public or private warrants remained outstanding (such exchange and cancellation together, the “Post-Offer Exchange”). The last day of trading for the warrants was December 23, 2022.

Under the terms of the Business Combination Agreement, certain shareholders of Super Group (SGHC) Limited (the “Pre-Closing Holders,” as defined in the Business Combination Agreement) had contingent rights to receive ordinary shares (the “Earnout Shares”), subject to our attainment of certain share prices over a five-year period from the closing date of the Business Combination. Conditional upon the completion of the Offer and Consent Solicitation, the Pre-Closing Holders waived their respective rights to receive any Earnout Shares arising from the earnout obligation under the Business Combination Agreement. Upon the completion of the Offer and Consent Solicitation, no further ordinary shares are issuable under the Business Combination Agreement.

Share Repurchase Program

On January 11, 2023, our board of directors (“Board”) authorized the repurchase of up to $25 million of our ordinary shares through December 31, 2023, following the approval by our shareholders of such potential repurchases on September 21, 2022. This time frame can also be extended or shortened by the Board, and we are not obligated to repurchase any shares. Repurchases, if any, will be made from time to time on the open market at prevailing prices or in negotiated transactions off the market. As of the date of this prospectus, we have not made material repurchases under this authorization.

Corporate Information

Our legal name is Super Group (SGHC) Limited. We were incorporated under the laws of the Island of Guernsey as a non-cellular company limited by shares on March 29, 2021. Our registered office in Guernsey is Kingsway House, Havilland Street, St. Peter Port, Guernsey GY1 2QE. The address of our principal executive office is Super Group (SGHC) Limited, Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR, and our telephone number is +44 (0) 14 8182 2939.

Our company website is https://www.sghc.com. The information contained on, or accessible from, or hyperlinked to, our website is not a part of this prospectus and you should not consider information on our website in deciding whether to purchase our ordinary shares.

Implications of Being a Foreign Private Issuer

Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. As long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to:

•	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, we are also not required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as (i) more than 50% of our outstanding voting securities are held by U.S. residents and (ii) any of the following three circumstances applies: (A) the majority of our executive officers or directors are U.S. citizens or residents, (B) more than 50% of our assets are located in the United States or (C) our business is administered principally in the United States.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, we are exempt from the more stringent compensation disclosures required of companies that are not foreign private issuers and will continue to be permitted to follow our home country practice on such matters.

THE OFFERING

Ordinary shares that may be offered and sold from time to time by the selling shareholders	Up to 467,983,032 ordinary shares.

Ordinary shares outstanding prior to the offering	498,511,643 ordinary shares.

Use of proceeds	All of the securities offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

See “Use of Proceeds.”

NYSE listing symbol	Our ordinary shares are currently listed on the NYSE under the symbol “SGHC.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.

Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus is as of March 31, 2023, and excludes:

•	6,219,828 ordinary shares issuable upon the vesting and settlement of outstanding restricted stock units awarded under our 2021 Equity Incentive Plan as of March 31, 2023;

•	34,224,368 ordinary shares reserved for future issuance under the 2021 Equity Incentive Plan as of March 31, 2023; and

•	4,812,460 ordinary shares reserved for future issuance under the 2021 Employee Stock Purchase Plan as of March 31, 2023.

RISK FACTORS

We operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond our control. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 27, 2023, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with all of the other information contained in this prospectus and incorporated by reference herein, and any free writing prospectus that we may authorize for use in connection with this offering, before making an investment in our ordinary shares.

Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described therein are not the only risks facing us. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our ordinary shares could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us. See the sections of this prospectus titled “Where You Can Find More Information” and “Documents Incorporated by Reference” for additional information.

USE OF PROCEEDS

All of the securities offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and capitalization as of December 31, 2022, (i) on an actual basis and (ii) on an “as adjusted” basis giving effect to the consummation of the Digital Gaming Corporation acquisition, including the assumption of interest-bearing loans of $149.9 million as if such acquisition occurred on December 31, 2022. It does not reflect the cash and cash equivalents adjustment that results from the consummation, as such amounts are deemed immaterial by management.

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and other financial information incorporated by reference into this prospectus.

	(in thousands of Euros)
	Actual	As adjusted(1)
		(unaudited)
Cash and cash equivalents	254,778	254,778

Restricted cash	148,240	148,240

Total debt, including current portion
Interest-bearing loans and borrowings	1,203	140,865
Lease liabilities	17,259	17,259

Total debt	18,462	158,124

Equity
Issued capital	289,753	289,753
Foreign exchange reserve	(6,009)	(6,009)
Retained profit	234,333	234,333
Non-controlling interest	16,569	16,569

Total equity	534,646	534,646

Total capitalization	553,108	692,770

(1)

Adjusted to reflect the interest bearing-loans and borrowings assumed through the acquisition of Digital Gaming Corporation Limited in January 2023. As of the date of this prospectus, the Company has assumed $149.9 million in interest-bearing loans and borrowings in relation to the acquisition of Digital Gaming Corporation Limited, which have been translated using the December 31, 2022 exchange rate of €1.00 to $1.073.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of the ordinary shares as identified below pursuant to this prospectus. When we refer to the “selling shareholders” in this prospectus, we mean the persons listed in the tables below, and their permitted transferees, lenders and others who later come to hold any of the selling shareholders’ interest in the ordinary shares other than through a public sale.

The table below sets forth, as of the date of this prospectus, the name of the selling shareholders for which we are registering ordinary shares for potential resale to the public and the aggregate principal amount that the selling shareholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership is based on 498,511,643 ordinary shares issued and outstanding as of March 31, 2023.

We cannot advise you as to whether the selling shareholders will in fact sell any or all of such securities. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. Because each selling shareholder may dispose of all, none or some portion of their ordinary shares, no estimate can be given as to the number of securities that will be beneficially owned by a selling shareholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling shareholders and further assumed that the selling shareholders will not acquire beneficial ownership of any additional securities during the offering.

Selling shareholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling shareholder and the number of ordinary shares registered on its behalf. A selling shareholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Before the Offering		After the Offering
Name of Selling Shareholder	Number of Ordinary Shares	Number of Ordinary Shares Being Offered	Number of Ordinary Shares	Percentage of Ordinary Shares
Bellerive Trust Limited as the Trustees of the Agape Trust(1)(2)	1,561,513	1,561,513	—	—
Bellerive Trust Limited as the Trustees of the Hamilton Trust(1)(3)	3,019,210	3,019,210	—	—
Bellerive Trust Limited as the Trustees of the Tiger Trust(1)(4)	1,995,552	1,995,552	—	—
Bellerive Trust Limited as Trustees of the Ace of Clubs Trust(1)(5)	617,512	617,512	—	—
Bruce Watermayer	1,092,372	1,092,372	—	—
Bellerive Trust Limited as Trustees of the Cheetah Trust(1)(6)	3,372,409	3,372,409	—	—
Bellerive Trust Limited as Trustees of the Darrock Trust(1)(7)	577,183	577,183	—	—
Bellerive Trust Limited as Trustees of the Dolphin Trust(1)(8)	4,070,780	4,070,780	—	—
Kevin Kovarsky	615,554	615,554	—	—
Bellerive Trust Limited as Trustees of the Panther Trust(1)(9)	4,198,803	4,198,803	—	—
Bellerive Trust Limited as Trustees of the Quattro Trust(1)(10)	1,188,971	1,188,971	—	—
Bellerive Trust Limited as Trustee of the SGHC Shares Trust(1)(11)	7,191,657	7,191,657	—	—
Earl Fiduciary AG as trustee of the Aquaman Trust(12)	12,749,156	12,749,156	—	—
Earl Fiduciary AG as trustee of the Avion Trust(12)	6,319,857	6,319,857	—	—
Earl Fiduciary AG as trustee of the Baroque Trust(12)	5,301,016	5,301,016	—	—
Earl Fiduciary AG as trustee of the Castle Trust(12)	2,265,427	2,265,427	—	—
Earl Fiduciary AG as trustee of the Chase Trust(12)	11,977,452	11,977,452	—	—
Earl Fiduciary AG as trustee of the Gold Trust(12)	12,647,289	12,647,289	—	—
Earl Fiduciary AG as trustee of the Great Park Trust(12)	562,812	562,812	—	—
Earl Fiduciary AG as trustee of the Leopard Trust(12)	7,945,366	7,945,366	—	—
Earl Fiduciary AG as trustee of the New Laurel Road Trust(12)	21,364,557	21,364,557	—	—
Earl Fiduciary AG as trustee of the Turtle Trust(12)	12,749,156	12,749,156	—	—
Chivers Limited(13)	98,401,158	98,401,158	—	—
Knutsson Limited(14)	229,515,092	229,515,092	—	—
Fatima Dodds	1,951,874	1,951,874	—	—
Timothy Whyles	2,809,707	2,809,707	—	—
Natara Holloway Branch	25,000	25,000	—	—
Timothy Goodell	25,000	25,000	—	—
Eric Grubman(15)	1,729,134	1,729,134	—	—
EKC2012 Trust (16)	848,903	848,903	—	—
EPG2012 Trust(17)	848,903	848,903	—	—
John Collins	3,349,212	3,349,212	—	—
SC SEAH LLC(18)	3,340,857	3,340,857	—	—
PJT Partners Holdings LP(19)	588,714	588,714	—	—
JAK II LLC(20)	1,165,874	1,165,874	—	—

*	Less than one percent.

(1)

The address of Bellerive Trust Limited is Kingsway House, Havilland Street, St Peter Port, Guernsey, GY1 2QE. David Gavey, Christopher Spencer, Merrick Wolman, Iryna Scanlan and Wayne Bertrand are the directors of Bellerive Trust Limited, which acts as trustee of the selling securityholder. Messrs. Gavey, Spencer, Wolman and Bertrand and Ms. Scanlan may, as such, be deemed to be the beneficial owners of the Registrable Securities; however, they disclaim any beneficial ownership of such Registrable Securities.

(2)

Bellerive Trust Limited is the Trustee of the Agape Trust, a discretionary trust registered under the laws of Guernsey on January 27, 2020. The settlor and a named discretionary beneficiary of the Agape Trust is Ms. Alinda Van Wyk.

(3)

Bellerive Trust Limited is the Trustee of the Hamilton Trust, a discretionary trust registered under the laws of Guernsey on January 15, 2020. The settlor of the Hamilton Trust is Mr. Richard Hasson. The named discretionary beneficiaries of the Hamilton Trust are Richard Samy Hasson, Loren Hasson, Mark Phillip Hasson, Jamie Grace Hasson and Jessica Kate Hasson.

(4)

Bellerive Trust Limited is the Trustee of the Tiger Trust, a discretionary trust registered under the laws of Guernsey on July 1,2007. The settlor of the Tiger Trust is Mr. Brian Jonathan Susskind. The named beneficiaries of the Tiger Trust are Brian Jonathan Susskind and Gaby Joan Susskind.

(5)

Bellerive Trust Limited as Trustee of the Ace of Clubs Trust, a grantor trust registered under the laws of Guernsey on February 23, 2021. The Grantor of the Ace of Clubs Trust is Mrs Lorraine Stella Kramer. The named beneficiary of the Ace of Clubs Trust is Jason Bradley Kramer.

(6)

Bellerive Trust Limited is the Trustee of the Cheetah Trust, a discretionary trust registered under the laws of Guernsey on July 11, 2007. The settlor of the Cheetah Trust is Mr. Gary David Millner. The named beneficiary of the Cheetah Trust is Gary David Millner.

(7)

Bellerive Trust Limited as Trustee of the Darrock Trust, a discretionary trust registered under the laws of Guernsey on March 5, 2020. The settlor of the Darrock Trust is Mr. Chad Anthony Bates. The named beneficiaries of the Darrock Trust are Chad Anthony Bates and Rosmay Bates.

(8)

Bellerive Trust Limited as Trustee of the Dolphin Trust, a discretionary trust registered under the laws of Guernsey on November 7, 2007. The settlor of the Panther Trust is Mr. Gavin Menashe. The named beneficiary of the Dolphin Trust is Gavin Menashe.

(9)

Bellerive Trust Limited as Trustee of the Panther Trust, a discretionary trust registered under the laws of Guernsey on November 7, 2007. The settlor of the Panther Trust is Mr. Neal Menashe. The named discretionary beneficiary of the Panther Trust is Neal Menashe.

(10)

Bellerive Trust Limited as Trustee of the Quattro Trust, a discretionary trust registered under the laws of Guernsey on January 28, 2021. The settlor of the Quattro Trust is Mr. Anthony David Prissman. The named beneficiaries of the Quattro Trust are Anthony David Prissman and Leanne Prissman.

(11)

Bellerive Trust Limited is the Trustee of the SGHC Shares Trust, a discretionary trust registered under the laws of Guernsey on April 6, 2023. The shares held by Bellerive Trust Limited as Trustee of the SGHC Shares Trust were received from Knutsson Limited though a transfer for no consideration.

(12)

The Selling Securityholder is an irrevocable discretionary foreign trust, governed by the laws of Jersey, Channel Islands with a fully discretionary class of beneficiaries. Christopher Spencer is the managing director of Earl Fiduciary AG, which acts as trustee of the Selling Securityholder. Mr. Spencer may, as such, be deemed to be the beneficial owner of such Selling Securities; however, he disclaims any beneficial ownership of the Selling Securities held. The business address of Earl Fiduciary AG is c/o Earl Fiduciary AG, General Wille-Strasse 10, 8002 Zurich, Switzerland.

(13)

Chivers Limited is beneficially owned by Waddle Limited as Trustee of the Chivers Trust. Waddle Limited is a professional trustee company whose professional directors change from time to time. None of the directors of Waddle Limited, nor Waddle Limited itself, have an economic interest in the Chivers Trust or in Chivers Limited. The business address of Chivers Limited is Burleigh Manor, Peel Road, Douglas, Isle of Man, IM1 5EP.

(14)

Knutsson Limited is beneficially owned by Ridgeway Associates Limited as trustees for the Alea Trust. Ridgeway Associates Limited is a professional trustee company whose professional directors change from time to time. None of the directors of Ridgeway Associates Limited, nor Ridgeway Associates Limited itself, have an economic interest in the Alea Trust or in Knutsson Limited. The business address of the above entity is 2nd Floor, St Mary’s Court, 20 Hill Street, Douglas, IM1 1EU, Isle of Man.

(15)

Does not include shares held by the EKC2012 Trust or the EPG2012 Trust, as they are listed as separate selling securityholders. Eric Grubman is the holder of record of 1,729,134 ordinary shares. Eric Grubman is also the trustee of the EKC2012 Trust, which is the holder of record of 848,903 ordinary shares, and has sole voting and investment control over the securities held by the EKC2012 Trust. As such, Mr. Grubman may be deemed to beneficially own the securities held by the EKC2012 Trust. Elizabeth Compton, Eric Grubman’s wife, is the trustee and a beneficiary of the EPG2012 Trust, which is the holder of record of 848,903 ordinary shares, and has sole voting and investment control over the securities held by the EPG2012 Trust. As such, Elizabeth Compton and Eric Grubman may be deemed to beneficially own the securities held by the EPG2012Trust.

(16)

Eric Grubman is the trustee of the EKC2012 Trust and has sole voting and investment control over the securities held by the EKC2012 Trust. As such, Mr. Grubman may be deemed to beneficially own the securities held by the EKC2012 Trust.

(17)	Elizabeth Compton, Eric Grubman’s wife, is the trustee and a beneficiary of the EPG2012 Trust and has sole voting and investment control over the securities held by the EPG2012 Trust.
(18)

Chris Shumway has voting and investment control of the shares held by SC SEAH LLC and may be deemed to beneficially own the securities owned directly by SC SEAH LLC. The business address of SC SEAH LLC is 225 NE Mizner Blvd, Suite 700, Boca Raton, FL 33432.

(19)

PJT Partners Holdings LP is the record and beneficial holder of 588,714 ordinary shares. PJT Partners Inc., a publicly traded company (NYSE:PJT), is the general partner of PJT Partners Holdings LP, and as such, manages all of the activities of PJT Partners Holdings LP. PJT Partners Inc. is controlled by a board of directors comprised of Paul J. Taubman, James Costos, Emily K. Rafferty, Thomas M. Ryan, Grace Reksten Skaugen, and Kenneth C. Whitney. Messrs. Taubman, Costos, Ryan and Whitney and Misses. Rafferty and Skaugen disclaim beneficial ownership of the securities held by PJT Partners Holdings LP. The business address of PJT Partners Holdings LP is 280 Park Avenue, New York, NY 10017.

(20)

Jonathan A. Kraft has voting and investment control of the shares held by JAK II LLC and may be deemed to beneficially own the securities owned directly by JAK II LLC. The business address of JAK II LLC is C/O The Kraft Group, One Patriot Place, Foxborough, MA 02035.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of our share capital includes a summary of specified provisions of our Amended and Restated Memorandum of Incorporation and Amended and Restated Articles of Incorporation, which we refer to collectively as our Governing Documents. This description is qualified by reference to the Governing Documents, copies of which of are incorporated into this prospectus by reference to Exhibits 3.1 and 3.2 to the registration statement of which this prospectus forms a part.

Overview

We are a non-cellular company with limited liability incorporated under the laws of the Island of Guernsey. Our affairs are governed by our Governing Documents and the Guernsey Companies Law. We keep a register of shareholders at our principal executive office at Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. Our Board is authorized to issue an unlimited number of shares of any class, with or without a par value.

Our ordinary shares have no par value. As of March 31, 2023, there were 498,511,643 ordinary shares issued and outstanding.

Shares

General

We are generally not required to issue certificates representing our issued ordinary shares of which are listed on the NYSE (unless required to be issued pursuant to our Governing Documents or the rules and regulations of the NYSE). Each shareholder whose shares are not listed on the NYSE is entitled to one certificate for all of the shares of each class of our capital held by that shareholder. Legal title to the issued shares is recorded in registered form in the register of our shareholders. Subject to certain exceptions described elsewhere in this prospectus, our holders of ordinary shares of have no pre-emptive, subscription, redemption or conversion rights. Our Board may create and issue additional classes of shares which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares will have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by our Board.

Dividends

The holders of ordinary shares are entitled to such dividends as may be declared by our Board, subject to the Guernsey Companies Law and our Governing Documents. Dividends and other distributions authorized by our Board in respect of the issued and outstanding ordinary shares shall be paid in accordance with our Governing Documents and shall be distributed among the holders of ordinary shares on a pro rata basis.

Voting rights

Ordinary shares entitle the holder (i) on a show of hands, to one vote and (ii) on a poll, to one vote for each ordinary share registered in the name of the holder on all matters upon which the ordinary shares are entitled to vote (whether in person or by proxy). Voting at any shareholders’ meeting is by way of poll, unless otherwise determined by our Board or our shareholders in accordance with the Guernsey Companies Law.

In determining the number of votes cast at a general meeting of shareholders for or against a proposal, holders of ordinary shares who abstain from voting on any resolution will be counted for purposes of determining a quorum but not for the purposes of determining the number of votes cast. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Two or more shareholders present (in person or by proxy) and entitled to vote and who hold in aggregate not less than fifty percent plus one ordinary share of all voting share capital in issue shall be a quorum.

An Ordinary Resolution requires the affirmative vote of a simple majority of the votes of shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or a simple majority of the total voting rights of eligible shareholders (being the shareholders entitled to vote on the circulation date of a written resolution) (“eligible shareholders”) by written resolution, while a Special Resolution requires the affirmative vote of not less than seventy five percent of the votes of the shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or seventy five percent of the total voting rights of eligible shareholders by written resolution. A Special Resolution is required for important matters such as (without limitation) the merger or consolidation of our company or making changes to our Governing Documents or the voluntary winding up of our company.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than three fourths of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

The rights attached to any class of shares may, however, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our Board not to have a material adverse effect upon such rights.

Transfer of ordinary shares

Where ordinary shares have been admitted to settlement by means of the uncertificated system operated by DTC (or any other uncertificated system to which the ordinary shares are admitted to settlement) (an “uncertificated system”), any shareholder may transfer all or any of his or her ordinary shares in accordance with and subject to the rules issued by DTC (or such other operator as may operate the relevant uncertificated system) (the “Rules”) and no written instrument of transfer shall, subject to the Rules, be required.

Where any ordinary shares are not admitted to an uncertificated system, a shareholder may transfer his or her ordinary shares by an instrument of transfer in the usual form or any other form approved by our Board.

In addition, our Governing Documents provide (without limitation) that our Board may, subject to the Rules, decline to recognize any transfer of ordinary shares which are admitted to settlement on an uncertificated system if (i) the transfer is in breach of the Rules or (ii) the transfer would prevent dealings in the share from taking place on an open and proper basis on the NYSE. The transfer of our ordinary shares is also subject to any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or repurchase by us of ordinary shares and subject to any agreement between the relevant shareholders and us in respect of the ordinary shares), assets available for distribution among the holders of our ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Share repurchases and redemptions

We may purchase our own ordinary shares on a stock exchange if the acquisition is approved in advance by an Ordinary Resolution which complies with the requirements of the Guernsey Companies Law (which may be general or limited to shares of a particular class or description). We may also purchase our own ordinary shares in privately negotiated transactions if the terms of the contract to acquire such shares are approved in advance by an Ordinary Resolution (again, which complies with the requirements of the Guernsey Companies Law).

Our Governing Documents provide that our ordinary shares are redeemable by agreement between us and the relevant shareholder. However, any such redemption would need to be effected on a pro rata basis unless all other shareholders entitled to participate waive their participation rights.

We may not buy back or redeem any ordinary share unless our Board has made a statutory solvency determination that it is satisfied on reasonable grounds that we will, immediately after the buy back or redemption, satisfy the solvency test set out in the Guernsey Companies Law (meaning that we are able to pay our debts as they become due and that the value of our assets is greater than the value of our liabilities).

Conversion

There are no automatic conversion rights which attach to our ordinary shares. Our Governing Documents do, however, provide that (i) the whole or any particular class or part of a class of shares may be re-designated as shares of another class and (ii) shares the nominal amount of which is expressed in a particular currency may be converted into shares of a nominal amount of a different currency, in each case where shareholders approve such action by Ordinary Resolution.

Lien, forfeiture and surrender

We shall have a first and paramount lien and charge on all shares (not being fully paid) for all moneys, whether presently payable or not, called or payable at a fixed time in respect of those shares. Such lien or charge shall extend to all dividends and distributions from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of our lien and charge (if any) on such shares.

Our directors may at any time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value or by way of premium) and each shareholder shall pay to us at the time and place appointed the amount called.

If a shareholder fails to pay any call or installment on the day appointed, our directors may serve notice requiring payment of so much of the call or installment as is unpaid together with any interest which may have accrued and any expenses which may have been incurred by us by reason of non-payment. If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may, at any time before payment has been made and subject to the Guernsey Companies Law, be forfeited by a resolution of our directors to that effect. Such forfeiture shall include all dividends or other distributions declared in respect of the forfeited share and not actually paid before the forfeiture. A forfeited share shall be deemed to be our property and, subject to the provisions of the Guernsey Companies Law and our Governing Documents, may be sold, re-allotted or otherwise disposed of on such terms as our directors shall think fit. A person whose shares have been forfeited shall cease to be a shareholder in respect of those shares but shall remain liable to pay to us all moneys which, at the date of forfeiture, were payable by him to us in respect of the shares together with interest from the date of forfeiture until payment at such rate as our directors may determine.

Our directors may accept from any shareholder on such terms as shall be agreed a surrender of any shares in respect of which there is a liability for calls. Any surrendered share may be disposed of in the same manner as a forfeited share.

Directors

Appointment and removal

Our management is vested in its board of directors. Our Governing Documents provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting by Ordinary Resolution. So long as our shares are listed on the NYSE, our Board shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.

Our Board shall, subject to applicable law and the listing rules of the NYSE (or any other stock exchange on which our shares are listed) ensure that any individual nominated in writing by our shareholders holding a majority of the issued shares from time to time are nominated for election as a director at the next annual meeting or extraordinary general meeting called for that purpose. The directors shall have the right to nominate an individual for election as a director at the next annual general meeting or extraordinary general meeting called for that purpose. In both cases, such individual shall be appointed if approved by Ordinary Resolution at such general meeting. The directors shall have power at any time to appoint any person to be a director in accordance with the terms of our Governing Documents, applicable law and the listing rules of the NYSE (or any other stock exchange on which our shares are listed).

A director may be removed from office by the holders of ordinary shares by Ordinary Resolution at any time before the expiration of his term. The appointment and removal of directors is subject to the Guernsey Companies Law, our Governing Documents, and applicable rules of the NYSE (or any other stock exchange on which our shares are listed). The detailed procedures for the nomination of persons proposed to be elected as directors at any of our general meetings are set out in our Governing Documents.

Alternate directors

Any director (other than an alternate director) may appoint any other person (whether one of our shareholders or otherwise and including another one of our directors) to act in his or her place as an alternate director. No appointment of an alternate director shall take effect until the appointing director has lodged the notice appointing his alternate at our registered office. A director may revoke his or her appointment of an alternate at any time. No revocation shall take effect until the appointing director has lodged the notice revoking the appointment at our registered office.

An appointed and acting alternate director may (a) attend and vote at any board meeting or, where his or her appointor would be entitled to attend, meeting of a committee of the directors at which the appointing director is not personally present; (b) sign any written resolution of the directors or a committee of the directors circulated for written consent; and (c) generally perform all the functions of the appointing director in his or her absence. An alternate director, however, is not entitled to receive any remuneration from us for services rendered as an alternate director but shall be entitled to be paid all reasonable expenses incurred in exercise of his duties.

A director who is also an alternate director shall be entitled to vote for such other director as well as on his or her own account but no director shall at any meeting be entitled to act as alternate director for more than one other director.

Shareholder power to requisition general meetings

Our directors are required to call a general meeting if requisitioned to do so in writing, given by one or more shareholders who together hold more than 10% of such of our capital as carries the right to vote at such general meeting (excluding any capital held as treasury shares). The requisition must specify the general nature of the business to be dealt with at the meeting; be signed by or on behalf of the requisitioners and must be deposited at our registered office.

Should our directors fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 28 days of the date of the notice convening the meeting, the requisitioners or any of them representing more than one half of the total voting rights of the members who requested the meeting, may call a general meeting to be held within three months from the date on which our directors became subject to the requirement to call a meeting.

Shareholder Proposals

In addition to the above ability for a shareholder to requisition a general meeting for a specific purpose, a proposal may be properly brought before an annual general meeting by any of our shareholders who is a shareholder of record on both the date of the giving of the notice by such shareholder provided for in our Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting, and who complies with the notice and other procedures set forth in our Governing Documents, which are summarized below. Please see our Governing Documents for the full procedures.

Shareholder proposals other than director nominations

Our Governing Documents set forth requirements for shareholders wishing to propose business other than the nomination of directors at an annual general meeting.

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our Secretary.

For matters other than for the nomination for election of a director to be made by a shareholder, to be timely such shareholder’s notice shall be delivered to us at our principal executive offices not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting. However, if our annual general meeting occurs on a date more than thirty (30) days earlier or later than our prior year’s annual general meeting, then the directors will determine a date a reasonable period prior to our annual general meeting by which date the shareholder’s notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the directors.

To be in proper written form, a shareholder’s notice to us must set forth as to such matter such shareholder proposes to bring before the annual general meeting:

•

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

•	the name and address, as they appear on our register of shareholders, of the shareholder proposing such business and any Shareholder Associated Person (as defined below);

•

the class or series and number of our ordinary shares that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any of our Securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any of our Securities;

•

any material interest of the shareholder or a Shareholder Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such shareholders or between or among any proposing shareholders and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and

•

a statement as to whether such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of our voting shares required under applicable law and the rules of the NYSE to carry the proposal.

A Shareholder Associated Person of any shareholder includes:

•	any affiliate (as defined in our Governing Documents) of, or person acting in concert with, such shareholder;

•	any beneficial owner of our ordinary shares owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made; and

•	any person controlling, controlled by or under common control with a person referred to in the preceding two bullets.

Shareholder’s nomination of a director

Our Governing Documents also set forth requirements for shareholders wishing to nominate directors. An eligible shareholder who follows these procedures is entitled to have their nomination included in our Proxy Statement and therefore would not be required to solicit their own proxies in accordance with any applicable laws and rules.

For a nomination for election of a director to be made by a shareholder, such shareholder must:

•

be a shareholder of record on both the date of the giving of the notice by such shareholder provided for in our Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting;

•	on each such date beneficially own more than 15% of the issued ordinary shares (unless otherwise provided in the Exchange Act or the rules and regulations of the SEC); and

•	have given timely notice thereof in proper written form to our Secretary.

If a shareholder is entitled to vote only for a specific class or category of directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our registered offices not less than 45 nor more than 120 days prior to the meeting.

To be in proper written form, a shareholder’s notice to the Secretary must set forth:

•	as to each nominating shareholder:

•	the information about the shareholder and its Shareholder Associated Persons specified above under “ —Shareholder proposals other than director nominations”; and

•	any other information relating to such shareholder that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information that would be required if such nominee was a nominating shareholder, as described above, except such information shall also include the business address of the person;

•	the principal occupation or employment of the person;

•

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating shareholder and its affiliates, on the one hand, and each proposed nominee and his respective affiliates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. We may require any proposed nominee to furnish such other information as may be reasonably required by us to determine the eligibility of such proposed nominee to serve as an independent director for us in accordance with the rules of the NYSE.

Transfer Agent

Our transfer agent for our ordinary shares is Continental Stock Transfer & Trust Company.

Notices

We will give notice of each of our general meetings by publication on our website and in any other manner that we may be required to follow in order to comply with our Governing Documents, the Guernsey Companies Law and applicable stock exchange and SEC requirements. Each shareholder is deemed to have agreed to accept communication from us by electronic means (including, for the avoidance of doubt, by means of a website) in accordance with the Guernsey Companies Law unless the shareholder notifies us otherwise. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in our register of shareholders.

Subject to any restrictions imposed on any shares, notice of each general meeting shall be given to our shareholders, persons entitled to a share in consequence of the death or bankruptcy of a shareholder, our directors, our auditor (if any) and persons entitled to vote in respect of a share in consequence of the incapacity of a shareholder.

Other Guernsey Law Considerations

Compromises and Arrangements

Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Royal Court of Guernsey (the “Court”) may order a meeting of the creditors or class or creditors or of our shareholders or class of shareholders (as applicable) to be called in such manner as the Court directs. Any compromise or arrangement approved by a majority in number representing 75% in value of the members or class of members (excluding any shares held as treasury shares) or creditors or class of creditors (as the case may be), present and voting either in person or by proxy at the meeting, if sanctioned by the Court, is binding on us and all the creditors, shareholders or members of the specific class of either of them (as applicable) and any of our liquidators or administrators and contributories (where relevant) .

Our Disclosure Obligations

We are subject to certain disclosure obligations under Guernsey and U.S. law and the rules of the NYSE. The following is a description of the general disclosure obligations of public companies under Guernsey and U.S. law and the rules of the NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Periodic Reporting under Guernsey Law

Under the Guernsey Companies Law, we are required to submit to the Guernsey Registry between January 1 and the last day of February in each year an annual validation containing information current on December 31 of the previous year. We are also required to file with the Guernsey Registry details of any change of its directors, or their details, within 14 days of the relevant change and details of any change of its registered office. Certain shareholder resolutions must also be filed with the Guernsey Registry within certain timeframes. For example, a copy of every Special Resolution must be filed with the Guernsey Registry within 30 days of it being passed.

Periodic Reporting under U.S. Securities Law

We are a “foreign private issuer” under SEC rules and, as a result, are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards.

Listing of Super Group Securities

Our ordinary shares are listed on the NYSE under the ticker symbol “SGHC”.

History of Share Capital

Our authorized share capital is an unlimited number of shares of any class, with or without par value. Our ordinary shares have no par value. As of March 31, 2023, there were 498,511,643 ordinary shares issued and outstanding.

A description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-41253), filed with the SEC on January 26, 2022, including any amendments or reports filed for the purpose of updating such description, including the description of the securities registered pursuant to Section 12 of the Exchange Act in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2022, is incorporated by reference herein.

A discussion of the changes in our share capital as of December 31, 2022 is contained in notes 16, 17 and 18 to our historical annual consolidated financial statements included in our Annual Report on Form 20-F filed with the SEC on April 27, 2023 (File No. 001-41253) and is incorporated by reference herein.

Share Repurchase Program

On January 11, 2023, our Board authorized the repurchase of up to $25 million of our ordinary shares through December 31, 2023, following the approval by our shareholders of such potential repurchases on September 21, 2022. This time frame can also be extended or shortened by the Board, and we are not obligated to repurchase any shares. Repurchases, if any, will be made from time to time on the open market at prevailing prices or in negotiated transactions off the market. As of the date of this prospectus, we have not made material repurchases under this authorization.

ENFORCEABILITY OF CIVIL JUDGMENTS

In Guernsey, foreign judgments can be recognized by the Royal Court of Guernsey (the “Guernsey Court”) either under the Foreign Judgments (Reciprocal Enforcement) (Guernsey) Law, 1957, as amended (the “1957 Law”), which provides a statutory framework for the enforcement of judgments made in a reciprocating country and of a kind to which the 1957 Law applies, or under the principles of common law. Save for very exceptional and limited circumstances, if the 1957 Law does not apply then the common law prevails.

For jurisdictions not included in the 1957 Law, including the U.S., a judgment obtained in a court in the U.S. against the Company (or its directors or officers) cannot be registered or enforced in Guernsey, pursuant to the 1957 Law, but may be enforceable by separate action on the judgment in accordance with Guernsey common law rules.

To enforce the judgment of a court of the U.S. in Guernsey, the claimant would be required to bring fresh proceedings before the Guernsey Court, suing on the foreign judgment itself and applying for summary judgment if the case is placed on the pleadings list (essentially, where the case is defended). In such an action, the Guernsey Court is unlikely to re-examine the merits of the original case decided by a U.S. court.

According to current practice, the Guernsey Court will (subject to the following matters) enforce the judgment of a court in the United States in in personam proceedings provided that the following conditions inter alia are satisfied:

(a) the judgment is for a debt or fixed or ascertainable sum of money (provided that the judgment does not relate to U.S. penal, revenue or other public laws);

(b) the judgment is final and conclusive; and

(c) the court in the U.S. had, at the time when proceedings were served, jurisdiction over the judgment debtor in accordance with the Guernsey rules of private international law.

The Guernsey Court will not, however, enforce that judgment if the judgment debtor satisfies the Guernsey Court that:

(a) the judgment was given in proceedings that were in breach of principles of natural or substantial justice;

(b) enforcement of the judgment would be contrary to Guernsey public policy;

(c) the foreign court did not have jurisdiction to give that judgment according to Guernsey rules on the conflict of laws;

(d) there was fraud on the part of the U.S. court pronouncing judgment;

(e) there was fraud on the part of the party in whose favor the judgment was given;

(f) enforcement proceedings are time barred under the Guernsey laws on prescription/limitation;

(g) the foreign judgment is not for a definite sum of money (which is not a sum in respect of taxes or penalties) or is not final and conclusive;

(h) the foreign judgment was against a person who was entitled to immunity from the courts of that country; and

(i) the foreign court had no jurisdiction in circumstances where the judgment debtor was, at the time the proceedings were instituted, present in the foreign country and the bringing of proceedings in that U.S. court was contrary to an agreement under which the dispute was to be settled and the judgment debtor did not agree to the proceedings being brought in that U.S. court, nor counterclaimed or otherwise submitted to the jurisdiction.

If the Guernsey Court gives judgment for the sum payable under a judgment of a United States court, the Guernsey judgment would be enforceable by the methods generally available for the enforcement of Guernsey judgments. These give the Guernsey Court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain a Guernsey judgment or to enforce any Guernsey judgment: if the judgment debtor is subject to any insolvent administration or similar proceedings; if there is delay; if an appeal is pending or anticipated against the Guernsey judgment in Guernsey or against the foreign judgment in the courts of the United States; or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Additionally any security interest may affect the circumstances where the Guernsey Court provides judicial assistance to persons empowered under foreign bankruptcy law to act on behalf of an insolvent company and/or in relation to the enforcement of a judgment debt.

Jurisdiction

A foreign court is considered to have jurisdiction where one of four criteria is met, being any of the following:

(a) where the respondent to the order sought to be enforced was, at the time the proceedings were instituted, present in the foreign jurisdiction (and where that “person” is a corporate entity, where it is resident or maintains a fixed place of business in the foreign jurisdiction);

(b) where the respondent to the order sought to be enforced was a claimant or counterclaimant in the proceedings in the foreign court;

(c) where the respondent to the order sought to be enforced submitted to the jurisdiction of the foreign court by voluntarily appearing in the proceedings; or

(d) where the respondent to the order sought to be enforced agreed, prior to the commencement of the proceedings, to submit to the jurisdiction of the foreign court.

Sum of Money

It is a generally accepted principle of common law in Guernsey that for the Guernsey Court to recognize a foreign judgment, that judgment needs to be for a definite sum of money and must not include deductions or additions for unspecified amounts such as tax, nor can it include penalties.

Final and Conclusive

A foreign judgment which is final and conclusive, for the purposes of recognition under Guernsey common law, is one which cannot be varied by the court which pronounced it, notwithstanding that there may be a right of appeal.

Original actions in courts of Guernsey

The Guernsey Court will prima facie take jurisdiction over an action brought by a shareholder under U.S. securities laws against us, and would apply U.S. law (if applicable and appropriate) to determine our liability. However, the Guernsey Court may decline to exercise jurisdiction over the claim. A key factor as to whether the Guernsey Court would take jurisdiction is likely to be an argument on forum conveniens. Factors such as the extent of the disputed issues of foreign law, the nature of the dispute, our residence and place of business of, and the location of key witnesses is likely to influence the Guernsey Court’s decision in this area.

PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the selling shareholders of up to 467,983,032 ordinary shares. All of the ordinary shares offered by the selling shareholders pursuant to this prospectus will be sold by the selling shareholders for their respective accounts, except as described below. We will not receive any of the proceeds from such sales.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling shareholders covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling shareholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

The selling shareholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a selling shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale;

•	in consideration for services rendered to a selling shareholder or any entity associated with a selling shareholder; or

•	any other method permitted pursuant to applicable law.

In addition, a selling shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling shareholders will sell all or any of the securities offered by this prospectus. In addition, the selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling shareholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling shareholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling shareholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling shareholders.

In connection with distributions of the securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell the securities short and redeliver the securities to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling shareholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

The selling shareholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling shareholders pay for solicitation of these contracts.

A selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling shareholder or borrowed from any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Carey Olsen (Guernsey) LLP, Carey House, Les Banques, St Peter Port, Guernsey, GY1 4BZ, will pass upon the validity of our ordinary shares offered hereby.

EXPERTS

The consolidated financial statements as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a post-effective amendment to the registration statement (including any amendments and exhibits to the registration statement) on Form F-3 under the Securities Act with respect to our ordinary shares offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for that information. With respect to references made in this prospectus to any contract or other document of Super Group, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

We maintain a corporate website at https://www.sghc.com. The information contained on, or accessible from, or hyperlinked to our website is not a part of this prospectus and you should not consider information on our website to be part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on April 27, 2023; and

•

the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-41253), filed with the SEC on January 26, 2022, including any amendments or reports filed for the purpose of updating such description, including the description of the securities registered pursuant to Section 12 of the Exchange Act in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2022.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if such reports on Form 6-K expressly state that they are incorporated in whole or in part by reference into the registration statement of which this prospectus forms a part) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference into this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference into this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Super Group (SGHC) Limited

Bordeaux Court, Les Echelons

St. Peter Port, Guernsey, GY1 1AR

Tel: +44 (0) 14 8182 2939.

Attn: Investor Relations

You should rely only on information contained in, or incorporated by reference into, this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. The selling shareholders are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Up to 467,983,032 Ordinary Shares

Preliminary Prospectus

            , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Our governing documents provide that we will indemnify our directors and officers to the fullest extent permitted by Guernsey law.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of April 23, 2021, by and among Sports Entertainment Acquisition Corp., SGHC Limited, Super Group (SGHC) Limited, Super Group (SGHC) Merger Sub Inc., and Sports Entertainment Acquisition Holdings LLC (incorporated by reference to Exhibit 2.1 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).+

3.1	Amended and Restated Super Group (SGHC) Limited Memorandum of Incorporation (incorporated by reference to Exhibit 1.1 of the Company’s Shell Company Report on 20-F (File No. 001-41253) filed with the SEC on February 2, 2022).

3.2	Amended and Restated Super Group (SGHC) Limited Articles of Incorporation.*

5.1	Opinion of Carey Olsen (Guernsey) LLP as to the validity of Super Group (SGHC) Limited’s ordinary shares.**

23.1	Consent of BDO LLP, independent registered public accounting firm.*

23.2	Consent of Carey Olsen (Guernsey) LLP (included as part of Exhibit 5.1).**

24.1	Power of Attorney.**

107	Filing Fee table.**

*	Filed herewith.
**	Previously filed.
+	Certain schedules and similar attachments to the exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).

Item 10.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form F-1 on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom on May 17, 2023.

SUPER GROUP (SGHC) LIMITED

By:	/s/ Neal Menashe
Name: Neal Menashe
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form F-1 on Form F-3 has been signed by the following persons on May 17, 2023 in the capacities indicated:

Name	Title

/s/ Neal Menashe Neal Menashe	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Alinda Van Wyk Alinda Van Wyk	Chief Financial Officer and Director (Principal Financial and Accounting Officer)

* Eric Grubman	Chairman

* Richard Hasson	Director

* John Collins	Director

* Robert James Dutnall	Director

/s/ John Le Poidevin John Le Poidevin	Director

* Natara Holloway Branch	Director

* Jonathan Jossel	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

*By:	/s/ John Le Poidevin
John Le Poidevin Attorney-in-Fact